Exhibit 97.1

Human Resources I Group Policy:

Malus and Clawback Policy

HR GP RW 200

Revision: 3

First Effective Date: 1 February 2015
Revision dates: 1 December 2023
1 November 2025

Purpose
To empower the Company, through the Remcom, to reduce (apply Malus) and/or recoup (apply Clawback) an Award where a Trigger Event has occurred.

Applicable to
Role categories Enterprise and Group Leadership, Leadership, Expertise and Specialisation

Document category:	Group Policy
Next review date:	1 November 2027
Supersedes:	HR-REM-901

Document owner:	R Nienaber
SVP Group Rewards & Human Capital Solutions
Administration:	To ensure the use of the authorised copy, the document must be downloaded from its authoritative source

Approval:

Name of approver:	Sasol limited Remuneration Committee
(Remcom)
Date of approval:	17 February 2026

Signature of approver:	M Flöel on behalf of the Remuneration Committee

Table of Contents		Page
1	Introduction	3
2	Definitions	3
3	Responsibility for Review	5
4	Responsibility for Implementation	5
5	Trigger Events for Malus	5
6	Trigger Events for Clawback	6
7	Procedure for applying Malus and/or Clawback	7
8	Written acknowledgement	9
9	References	10
10	Amendment record	10

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1	Introduction

Variable pay, with specific reference to long-term incentives, is a reward component intended to align employee interests with those of the Company and its shareholders. The Remcom has adopted this Policy with a view to further aligning the interests of Senior Employees with the long-term interests of the Company and its shareholders to ensure that excess or inappropriate risk taking is not rewarded.

This Policy sets out the circumstances where the Remcom may apply its discretion to reduce (apply Malus) and/or recoup (apply Clawback) an Award upon the occurrence of a Trigger Event to ensure that incentive outcomes are fair, appropriate, and reflect business performance.

With effect from 1 February 2015, and in accordance with the Sasol Group Remuneration Policy, Clawback was applied to Awards made to employees employed in role category Enterprise Leadership. With effect from 1 August 2019, the Malus condition was added and application of this policy was extended to employees in role categories Leadership and more senior. With effect from 2 October 2023, this policy became applicable to all employees in role categories Specialisation and more senior.

This Policy should be read with the Sasol Executive Compensation Recovery Policy (the Recovery Policy)1. For the avoidance of doubt, where the Company is required to prepare a Restatement due to material noncompliance with any financial reporting requirements, the provisions of the Recovery Policy will govern the recovery of Erroneously Awarded Compensation from Executive Officers. Where the provisions of the Recovery Policy are not triggered, the provisions of this Policy will apply.

2	Definitions

For purposes of this Policy, the following terms will have the meanings set out below.

2.1	Award

Any cash-settled or equity-settled incentive awards that are made in terms of the Sasol Group Short Term Incentive Plan and the Sasol Long Term Incentive Plan; in addition, any awards made under the Sasol Retention Policy and any special or ad hoc awards made to employees from time to time. For the avoidance of doubt, any award made under the Company’s broad-based black empowerment plans in place from time to time is excluded from this Policy.

2.2	Board

The board of directors of the Company.

2.3	Clawback

The recoupment, during the Clawback Period, of all or a portion of the Clawback Amount from a current or former Participant after payment/settlement of an Award.

1 Any capitalised terms used but not defined in this paragraph will have the meaning given to them in the Recovery Policy.

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2.4	Clawback Amount

The value of the Award on the payment/settlement date, after the deduction of employee’s tax. For Awards settled in shares, Clawback will apply to the cash value of the shares at the vesting date, less any employee’s tax.

2.5	Clawback Period

Up to 3 (three) years after the payment/settlement of an Award. The Remcom may extend the Clawback Period if, on the expiry of the Clawback Period, there is an ongoing investigation or other procedure underway to determine whether Clawback should apply to an Award and the Remcom decides that further investigation is warranted. In such event, the Clawback Period shall be extended until the investigation or procedure has been completed and the Remcom has made a final determination.

2.6	Company

Sasol Limited as the ultimate holding company of the Sasol Group, listed on the Johannesburg Stock Exchange and the New York Stock Exchange.

2.7	Malus

The reduction and forfeiture in full or in part of an Award before the relevant vesting date or accrual date.

2.8	Material

As defined in section 1 of the Companies Act 71 of 2008, as amended from time to time, being “significant in the circumstances of a particular matter, to a degree that is (a) as a consequence in determining the matter; or (b) might reasonably affect a person’s judgement or decision-making in the matter.

2.9	Participant

A Senior Employee who has been granted an Award.

2.10	Policy

This Sasol Group Malus and Clawback policy, as amended from time to time.

2.11	Remcom

The Remuneration Committee of the Board.

2.12	Sasol Group

Any and all associated companies, affiliates, and subsidiaries of the Company from time to time, including any other entity that directly or indirectly through one or more intermediaries’ controls or is controlled by or is under common control with the Company, as well as their respective subsidiaries.

2.13	Sasol Group Remuneration Policy

The remuneration policy of the Sasol Group as approved by the Remcom from time to time and published in any of the Company’s annual reports.

2.14	Sasol Long Term Incentive Plan

The 2022 Sasol Long-Term Incentive Plan approved by Sasol shareholders on 2 December 2022 and the 2022 Sasol Long-Term Incentive Plan (Notional Share Awards) approved by the Remcom on 15 February 2023, and any other long-term incentive plans implemented by the Company from time to time.

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2.15Sasol Short Term Incentive Plan

The plan approved annually by the Remcom in accordance with which Senior Employees’ annual short-term incentives are determined.

2.16Senior Employees

All employees of the Sasol Group globally, unless prohibited by country-specific legislation, in role categories Specialisation, Expertise, Leadership (Vice Presidents and equivalent), Group Leadership (Senior Vice Presidents), Group Executive (Executive Vice Presidents), Executive Directors, Chief Financial Officer (CFO) and President and Chief Executive Officer.

2.17Trigger Event

An event listed in paragraphs 5 and 6 below, which will give the Remcom the final discretion to apply Malus and/or Clawback, as set out in this Policy.

3Responsibility for Review

This Policy will be reviewed and amended by Group HR Reward in consultation with relevant stakeholders in accordance with:

●	internal requirements;
●	any changes in legislation, regulations, and/or corporate governance policies; and
●	evolution of best practice in corporate governance and remuneration practices.

All amendments to this Policy will be recommended by the Group HR Reward for approval by the Remco.

4Responsibility for Implementation

The SVP Group Rewards & Human Capital Solutions designated by the EVP: People, SHE, Risk and Corporate Affairs from time to time is responsible for the implementation of this Policy.

The office of the SVP Group Rewards & Human Capital Solutions will make recommendations to the Remcom in relation to the operation and application of this Policy. The Remcom will apply this Policy and be required to exercise its discretion in the exceptional circumstances covered by this Policy.

All Senior Employees are required to immediately notify the SVP Group Rewards & Human Capital Solutions of any situation they are aware that could constitute a Trigger Event under this Policy.

5Trigger Events for Malus

The Remcom may exercise its discretion to determine that an Award is subject to Malus as a result of:

5.1

the Company or any Sasol Group Company financial statements having, at any time before the vesting or accrual of an Award, been Materially restated other than a restatement due to an appropriate change in accounting policy or to rectify a minor error;

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5.2

the discovery that any information or the assessment of any performance or other condition(s) used to determine an Award was based on erroneous, inaccurate, or misleading information, and led to a Material error in the calculation of an Award;

5.3	the Company, any Sasol Group company, or the Participant’s business unit having, at any time before vesting or accrual of an Award, suffered a Material downturn in its financial performance;
5.4

the Company, any Sasol Group company, or the Participant’s business unit having at any time, before the vesting or accrual of an Award, suffered a Material failure or error in risk management or financial management, which failure or error was caused by or ought reasonably to have been prevented by the Participant;

5.5

the Company, any Sasol Group company, or the Participant’s business unit having, at any time before the vesting or accrual of an Award, been censured by a regulatory authority, which censure was caused by or ought reasonably to have been prevented by the Participant;

5.6

the Company or any Sasol Group company having, at any time before the vesting or accrual of an Award, suffered Material harm to its good name and reputation, which harm was caused by or ought reasonably to have been prevented by the Participant;

5.7

the Participant having at any time before the vesting or accrual of an Award, deliberately misled the Group, any Sasol Group company, and/or its stakeholders (whether by act or omission), on the financial performance or position of the Group or any Sasol Group company;

5.8	the Participant’s actions having, at any time before the vesting or accrual of an Award, amounted to misconduct or poor work performance that did not result in a termination of employment;
5.9	any other matter which, in the reasonable opinion of the Remcom, is required to be considered to comply with prevailing legal and/or regulatory requirements.
5.10

The Remcom may postpone the vesting or accrual of an Award if, at the vesting date or accrual date, there is an ongoing investigation or other procedure underway to determine whether the Malus provisions apply in respect of a Participant, or the Remcom decides that further investigation is warranted. In such event, the vesting date or accrual date shall be deemed to be the date on which the investigation or procedure has been completed and the Remcom has determined that the Award shall not be reduced and forfeited.

6	Trigger Events for Clawback

The Remcom may exercise its discretion to apply Clawback in the following circumstances:

6.1

the discovery of a Material misstatement resulting in an adjustment to the Company’s audited accounts (or the audited accounts of any Sasol Group company) in respect of a period for which the vesting conditions of an Award were assessed; and/or

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6.2

the discovery that any information or the assessment of any performance condition(s) used to determine an Award was based on erroneous, inaccurate, or misleading information, and led to a Material error in the calculation of an Award;

6.3	any act of or omission by the Participant which has directly or indirectly contributed to any inaccuracy, error, or misleading information referred to in the paragraphs immediately above;
6.4

the discovery of an event that occurred prior to award, vesting, or accrual that has led to the censure of the Company or any Sasol Group company by a regulatory authority or has had a Materially detrimental impact on the reputation of the Company or any Sasol Group company, which event was caused by or ought reasonably to have been prevented by the Participant; and/or

6.5

the discovery of an event that occurred prior to award, vesting, or accrual that amounted to a Material failure of or error in risk management or financial management [which event was caused by or ought reasonably to have been prevented by the Participant];

6.6	the discovery of conduct that occurred prior to award, vesting, or accrual which, in the reasonable opinion of the Remcom, amounts to gross misconduct by the Participant.
6.7

Aggravating and mitigating factors may be taken into account in deciding the extent to which Malus, or Clawback, or a combination of both, is considered appropriate. Examples of such factors include, but are not limited to, the following:

Aggravating factors	Mitigating factors
The extent to which the individual/ team/ line manager sought to ignore or hide the event.	The speed with which the individual/ team/ line manager reported the event upon becoming aware of it or alternatively, tried to remedy the event.
The individual has a previous track record of breaches or incidents.	The individual’s previous track record of breaches and incidents is clear/good.
Failure to cooperate with the investigation and/or demonstrating no understanding of the seriousness of the actions.	Co-operating in an open and positive way with the investigation.
Extent to which the individual failed to take action after discovery of a control weakness prior to the event.	Extent to which the individual had already taken steps to strengthen the control weakness at the time of the event.
Extent to which the individual failed to act within the applicable internal governance and control frameworks, risk and operational guidelines and standards of conduct.	Extent to which the individual’s actions remained within the applicable internal governance and control frameworks, risk and operational guidelines and standards of conduct.

7	Procedure for applying Malus and/or Clawback

Once the office of the SVP Group Rewards & Human Capital Solutions has become aware of a situation that could constitute a Trigger Event under this Policy, it shall make a recommendation to the Remcom, for the Remcom’s consideration and final determination,

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on whether, and the extent to which, Malus and/or Clawback should be applied to an Award/s.

Before the SVP Group Rewards & Human Capital Solutions makes a recommendation to the Remcom, the SVP is required to:

●	review the relevant situation and any investigation arising from (or necessitated by) it,
●	to understand the severity and impact of the Trigger Event. The SVP Group Rewards & Human Capital Solutions shall be entitled to consult with such other Board Committee, the Sasol Group Executive Committee and the Sasol Group’s relevant Human Resources department, and/or members of staff as may be necessary to conduct the review and analysis;
●	ensure procedural fairness in line with the relevant labour legislation;
●	assess the proximity of the current or former Participant/s and their level of responsibility in relation to the Trigger Event, as well as the Materiality of the Trigger Event in forming a view on the application of Malus and/or Clawback to an Award or the value of the Clawback Amount;
●	collate information on any other unvested or unaccrued Awards of the current or former Participant/s so that the matter can be considered holistically by the Remcom;
●	provide the current or former Participant/s with written notice of the outcome of the review and afford them the opportunity to respond in writing within 14 (fourteen) ordinary days to make representations on why Malus and/or Clawback ought not to be applied; and
●	consider aggravating and mitigating factors as appropriate.

The SVP Group Rewards & Human Capital Solutions is required to take all the considerations in the bullet-points above into account in formulating its recommendation to the Remcom. The SVP may consult advisors regarding the legal and/or other consequences of applying Malus and/or Clawback.

Where, following the review, the SVP Group Rewards & Human Capital Solutions concludes that the application of Malus and/or Clawback is:

●	not warranted in the circumstances, that will be the end of the matter;
●	is warranted in the circumstances, the matter will be escalated to the Remcom through the submission of a recommendation.

The recommendation of the SVP Group Rewards & Human Capital Solutions notwithstanding, the Remcom retains the ultimate discretion to make the final determination of whether a situation qualifies as a Trigger Event and whether and the extent to which Malus and/or Clawback is to be applied to an Award.

The Remcom is required to apply its mind to the SVP Group Rewards & Human Capital Solutions’ recommendation, the current or former Participant’s written representations (if any), and any other relevant considerations in making a final determination (including, but not limited to, the Materiality of the Trigger Event, and the Participant’s proximity to the

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Trigger Event). The Remcom may request advice from advisors regarding the legal and/or other consequences of applying Malus and/or Clawback, including from inter alia:

●	Chief Financial Officer;
●	Chief Risk Officer;
●	Group Internal Audit;
●	Head Forensics Services;
●	Group Legal; and/or
●	Safety, Social and Ethics committee

The Remcom may escalate any recommendation on Malus and/or Clawback to the Board for its consideration and determination depending on the Materiality and/or the seniority of the Participant concerned. In such an instance, the Board will follow the provisions of this Policy.

Where the Remcom has determined that Malus / Clawback should be applied to the Award, the following actions may be undertaken:

7.1

If the Remcom is satisfied that an Award was not appropriate nor warranted under the circumstances, and the Award (or any other awards) have not yet vested or accrued, it may apply Malus to reduce the Award;

7.2

reduce the number of shares that are tied to the achievement of Minimum Shareholding Requirements set out in the Sasol Group Remuneration Policy, regardless of whether such shares are retained in a personal stockbroking account, a nominee account, or the Company has retained legal title to such shares;

7.3

recover the Clawback Amount by agreement with the Participant, through monthly salary deductions until fully repaid. For executive directors, the full amount must be repaid immediately to avoid any interpretation as a loan, which would contravene the South African Companies Act (2008) and the US Sarbanes-Oxley Act (2002);

7.4	allow the employee to repay the Clawback Amount as a single lump-sum payment from their own funds; and/or
7.5	adopt such other actions for recovery as may be deemed appropriate in the circumstances.

The Remcom’s final determination on whether and the extent to which Malus and/or Clawback will be applied will be communicated to the current or former Participant and the Remcom’s decision in this regard shall be final and binding on the current or former Participant.

All information relating to the investigation and the outcome with regard to Malus and/or Clawback should be documented by the SVP Group Rewards & Human Capital Solutions.

8	Written acknowledgement

Senior Employees must be notified of this Policy and any revisions made to it.

All incentive awards made to Senior Employees, will be subject to the provisions contained in this Policy.

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9	References

Sasol Group Remuneration Policy

Sasol Executive Compensation Recovery Policy

Sasol Long Term Incentive Plans

Sasol Short Term Incentive Plan

Sasol Retention Policy

Sasol Disciplinary Code Sasol Code of Ethics

South African Basic Conditions of Employment Act 2025

South African Labour Relations Act 66 of 1995

South African Companies Act 71 of 2008 (as amended)

Sarbanes-Oxley Act of 2002 (United States)

10Amendment record

This Policy document, once downloaded from the document management system, is an uncontrolled copy which is no longer guaranteed to be authoritative. To ensure the use of the authorised copy, the document must be downloaded from its authoritative source on the relevant website.

Record of Amendments and Revisions

Revision	Date	Author	Summary of Changes
New	01 February 2015	L Satram	Creation of Policy document
1	01 August 2019	R Nienaber	Inclusion of the Malus clause and extension to Leadership (VP) Role Category
2	14 November 2023	R Nienaber	General updates effected to Policy document to align it with market best practice and to cross-reference Sasol’s 2023 Executive Compensation Recovery Policy.
3	1 December 2025	R Hamilton	General updates effected to Policy to align it with market best practice and updates to roles post Organisational Streamlining. Additional references to legislations and rewording of Remcom actions.

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ANNEXURE “A”

ACKNOWLEDGEMENT AND ACCEPTANCE OF THE MALUS AND CLAWBACK POLICY

I,                         , confirm that I have been furnished with a copy of the Company’s Malus and Clawback Policy (the Policy) and that I am a Senior Employee as defined in the Policy. I further confirm that I have familiarised myself with and agree to be bound by the terms of the Policy.

Signature	Date

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Human Resources I Group Policy:

2023 Sasol Executive Compensation Recovery Policy

HR GP RW 223

Revision: 1

First Effective Date: 2 October 2023[1]
Revision date: 1 November 2025

Purpose

To provide for the recovery of Erroneously Awarded Compensation made to current and former Executive Officers in the event that the Company is required to prepare a Restatement due to material noncompliance with any financial reporting requirements.

Applicable to
Executive Officers

Document category:	Group Policy
Next review date:	November 2027

Document owner:	R Nienaber

Administration:	To ensure the use of the authorised copy, the document must be downloaded from its authoritative source

Approval:

Designation of approver:	Remuneration Committee

Name of approver:	M Flöel on behalf of the Sasol Limited
Remuneration Committee

Date of approval:	17 February 2026

Signature of approver:

1 This is the Effective Date of the NYSE’s amended listing standards which incorporates the provisions of Rule 100-1 into section 303A.14.

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1.	INTRODUCTION
1.1

On 2 October 2023, the New York Stock Exchange (NYSE) adopted new section 303A.14 of the NYSE Listed Company Manual (the Recovery Provisions and the NYSE Manual respectively) which require the Company, as a foreign private issuer listed on the NYSE,[2] to recover Erroneously Awarded Compensation from former and current Executive Officers where the Company is required to prepare a Restatement due to material noncompliance with any financial reporting requirements.

1.2

The Sasol Limited Remuneration Committee of the Sasol Ltd Board, as authorised, adopted this Recovery Policy in accordance with the Recovery Provisions, pursuant to section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (Rule 10D-1 and the SE Act respectively).

2.	DEFINITIONS

For purposes of this Recovery Policy, the following terms will have the meanings set out below:

2.1	ADR

American Depository Receipts.

2.2	Board

The board of directors of the Company.

2.3	Company

Sasol Limited as the ultimate holding company of the Sasol Group of Companies, listed on the Johannesburg Stock Exchange and the NYSE for purposes of its ADR programme.

2.4	Effective date

This Recovery Policy is effective from 2 October 2023.

2.5	Erroneously Awarded Compensation

In respect of each Executive Officer following a Restatement, the amount of In-scope Recovery Compensation that exceeds the amount of Incentive-based Compensation which would otherwise have been Received if it had originally been calculated on the basis of the restated amounts in the Restatement, without regard to any taxes paid.

2.6	Executive Officer

For purposes of this policy, Executive Officers include the President and Chief Executive Officer, the Group Chief Financial Officer, any other executive directors and prescribed officers of Sasol Ltd.

2.7	Financial Reporting Measures

Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For the avoidance of doubt, share price and total shareholder return (and any measures that are derived wholly or in part from share price or total shareholder return) also amount to Financial Reporting Measures.

2 Solely for purposes of its ADR programme.

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2.8	Incentive-based Compensation

Any compensation that is granted, earned, or vests based wholly or in part on the attainment of a Financial Reporting Measure. This includes, but is not limited to, any compensation that is granted, earned, or vests in terms of the Sasol Group Remuneration Policy to the extent that such grant, earning, or vesting is based wholly or in part on the attainment of a Financial Reporting Measure.

2.9	In-scope Recovery Compensation

All Incentive-based Compensation Received by an Executive Officer:

2.9.1	on or after 2 October 2023 when the Recovery Provisions came into effect;
2.9.2	after beginning service as an Executive Officer;
2.9.3

who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (and regardless of whether the Executive Officer is still in service on the date that the Erroneously Awarded Compensation must be repaid to the Company);

2.9.4	while the Company has a class of securities listed on the NYSE or any other securities exchange or a national securities association in the United States; and
2.9.5	during the applicable Recovery Period.
2.10	Received

Actual or deemed receipt of Incentive-based Compensation by an Executive Officer in the financial year during which the Financial Reporting Measure specified in the Incentive based Compensation award is attained, even if the grant, payment, or settlement of the award takes place after the end of that period.

2.11	Recovery Period

In relation to a Restatement, means the 3 (three) completed financial years of the Company immediately preceding the Restatement Date. Where the Company changes its financial year, the Recovery Period will include any transition period within or immediately following the 3 (three) completed financial years. For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation does not depend on if or when the Restatement is filed.

2.12	Recovery Policy

This 2023 Executive Compensation Recovery Policy.

2.13	Remcom or the Committee

The Remuneration Committee of the Sasol Limited Board.

2.14	Restatement

An accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement) or that would result in a material misstatement if the error were corrected, or left uncorrected, in the current period (i.e., a “little r” restatement).

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2.15	Restatement Date

In relation to a Restatement, the earlier of:

2.15.1

the date on which the Board, the Remcom, or any other committee of the Board (or officer of the Company authorised to take such action if Board or Committee action is not required), concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

2.15.2	the date on which a court, regulator or other legally authorised body directs the Company to prepare a Restatement.
2.16	Sasol Group of Companies

Sasol Limited, all its subsidiaries and joint ventures (JVs) where JV employees are compensated with reference to the Sasol Group Remuneration policy.

2.17	Sasol Group Remuneration Policy

The remuneration policy of the Sasol Group of Companies as amended and approved by the Remcom from time to time and published in any of the Company’s annual reports.

3.	RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
3.1

In the event of a Restatement, the Company will conduct a recovery analysis and will reasonably and promptly recover all Erroneously Awarded Compensation Received by an Executive Officer during the relevant Recovery Period in accordance with the Recovery Provisions and Rule 100-1, as detailed further in this clause 3. For the avoidance of doubt, recovery obligations under the Policy apply regardless of whether the Restatement resulted from the actions, omissions, or conduct of an Executive Officer or other person.

3.1.1

For all incentive-based compensation tied to financial reporting measures, the Committee will recalculate outcomes using the corrected financial information in the Restatement. Where direct recalculation is not possible, the Committee will apply a reasonable, documented methodology consistent with the original award formula and applicable accounting principles.

3.2	Following a Restatement, the Remcom (if it is composed wholly of independent directors) or, in the absence thereof, a majority of independent directors of the Board (the Committee) will:
3.2.1	determine the amount of Erroneously Awarded Compensation Received by each Executive Officer during the relevant Recovery Period;
3.2.2	notify each Executive Officer in writing of the Restatement and the amount of Erroneously Awarded Compensation;
3.2.3	require the Executive Officer to repay or return the Erroneously Awarded Compensation; and
3.2.4

in so far as the Executive Officer fails and/or refuses to repay or return the Erroneously Awarded Compensation in accordance with the written demand, take such reasonable and legally permissible steps, based on the particular facts and circumstances, to recover the Erroneously Awarded Compensation.

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3.2.5

Maintain written records of all determinations, calculations, exceptions, and enforcement actions taken under this Policy, including supporting documentation for any decision not to pursue recovery, and retain such records in accordance with the Company’s governance and regulatory requirements.

3.3

Where Incentive-based Compensation is based on or derived from the Company’s share price or total shareholder return, and is not subject to mathematical recalculation directly from the information in the applicable Restatement:

3.3.1

the Committee will determine the amount of Erroneously Awarded Compensation to be repaid or returned by the Executive Officer based on a reasonable estimate of the effect of the Restatement on the Company’s share price or total shareholder return on which the Incentive-based Compensation was Received; and

3.3.2	the Company will maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to the NYSE.
3.4

Unless the provisions of clause 4 below apply, the Company must recover the full amount of Erroneously Awarded Compensation Received by the Executive Officer during the relevant Recovery Period. In no event will the Company be entitled to accept repayment or recovery of less than the full amount of Erroneously Awarded Compensation.

3.5	The means of recovery of the Erroneously Awarded Compensation may take the form of, amongst others:
3.5.1	a full or partial reduction of the value, and forfeiture, of incentive awards;
3.5.2	a reduction of the value of any gains derived from outstanding, incentive awards or a reduction of the number of awards to be granted;
3.5.3

a reduction in the number of shares that are tied to the achievement of minimum shareholding requirements regardless of whether such shares are retained in a personal stockbroking account, a nominee account, and/or where the Company has retained legal title to such shares;

3.5.4	through monthly deductions from the Executive Officer’s salary, one lump sum payment, or a repayment plan; and/or
3.5.5	through the institution of legal proceedings against the Executive Officer.
3.6

Where the Executive Officer has already repaid the Company for any Erroneously Awarded Compensation Received under another recovery obligation arising from Company policies and procedures or applicable law, the Company may reimburse the Executive Officer for the amount previously repaid to the value of the Erroneously Awarded Compensation, provided that such reimbursement does not conflict with applicable regulatory requirements.

4.	EXCLUSIONS AND PROHIBITIONS
4.1	The Company must recover Erroneously Awarded Compensation, unless one of the three following conditions are present:
4.1.1	the Committee has concluded that recovery would be impractical because the direct expenses paid to a third party to assist in enforcing the Recovery Policy would exceed

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the amount of the Erroneously Awarded Compensation. Before reaching this conclusion, the Company must-

4.1.1.1	make a reasonable attempt to recover the Erroneously Awarded Compensation without incurring costs;
4.1.1.2	document such attempt(s), and
4.1.1.3	provide such documentation to the NYSE;
4.1.2

the Committee has concluded that recovery would be impractical because it would breach any relevant local (home country) law that was in place before 28 November 2022. Before reaching this conclusion, the Company must-

4.1.2.1	obtain an opinion from local (home country) counsel, acceptable to the NYSE, that recovery would result in such a breach, and
4.1.2.2	provide such opinion to the NYSE; and
4.1.3

the Committee has concluded that recovery would likely cause an otherwise tax qualified plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C or 26 U.S.C.411(a) and regulations thereunder.

4.2	The Company is prohibited from directly or indirectly insuring or indemnifying any Executive Officer against:
4.2.1	any loss, recovery, repayment, and/or return of Erroneously Awarded Compensation under this Recovery Policy; and
4.2.2	any claim arising from the Company’s enforcement of this Recovery Policy.
5.	DISCLOSURES
5.1

The Company will file all disclosures of and in relation to this Recovery Policy in accordance with the requirements of the federal securities laws, including the disclosures required by the applicable Securities Exchange Commission (SEC) filings. For the avoidance of doubt, a Financial Reporting Measure need not be presented with any financial statements or included in a filing with the SEC.

5.2	Specifically, the Company will:
5.2.1	file its written Recovery Policy as an exhibit to its annual report;
5.2.2

indicate by check boxes on its annual report whether the financial statements included in the filings reflect the correction of an error to previously issued financial statements and whether any of those corrections are Restatements that required a recovery analysis under this Recovery Policy; and

5.2.3

disclose any action that it has taken in terms of this Recovery Policy including, but not limited to, enforcement of this Recovery Policy against an Executive Officer, the reasons why it has concluded that it would be impractical to enforce this Recovery Policy against an Executive Officer, and/or any non-compliance with this Recovery Policy in accordance with the provisions of section 802.01F of the NYSE Manual.

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6.	WRITTEN ACKNOWLEDGEMENT

All Executive Officers who Receive Incentive-based Compensation on or after the Effective Date must acknowledge receipt of this Recovery Policy and agree to be bound by the terms of this Recovery Policy by signing and returning the letter of acknowledgement attached as Annexure “A” to this Recovery Policy.

7.	REFERENCES
7.1	the Recovery Provisions of the NYSE Manual
7.2	Rule 100-1 of the SE Act
7.3	Sasol Group Remuneration Policy
7.4	Sasol Long Term Incentive Plan rules
7.5	Sasol Short Term Incentive Plan Policy
8.	RESPONSIBILITIES
8.1	Group Human Resources Reward will be responsible for updating and maintaining this Recovery Policy.
8.2	The Remcom will be responsible for implementing, enforcing, and making disclosures under this Recovery Policy.
9.	AMENDMENT RECORD
9.1

This Recovery Policy document, once downloaded from the document management system, is an uncontrolled copy which is no longer guaranteed to be authoritative. To ensure the use of the authorised copy, the document must be downloaded from its authoritative source on the relevant website.

9.2	All Executive Officers must be notified of this Recovery Policy and any revisions made to it.
10.	RECORD OF AMENDMENTS AND REVISIONS
Revision	Date	Author	Summary of Changes
New	November 2023	R Nienaber	Creation of policy document
1	November 2025	R Hamilton	Inclusion of documentation requirement and methodology clarity.

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2023 SASOL EXECUTIVE COMPENSATION RECOVERY POLICY	ANNEXURE A

ACKNOWLEDGEMENT AND ACCEPTANCE OF THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

I,                               , acknowledge that I have been furnished with a copy of the Sasol Executive Compensation Recovery Policy, as amended from time to time (the Recovery Policy) and that I have familiarised myself with and agree to be bound by the terms of the Recovery Policy. Terms not otherwise defined in this acknowledgment letter will have the meanings given to them in the Recovery Policy.

I confirm that I am an Executive Officer as defined in the Recovery Policy and that the Recovery Policy will apply to all Incentive-based compensation Received by me on or after the Effective Date.

I understand and accept that a Restatement may give rise to an error in calculation of the Incentive based compensation Received by me (i.e., the Erroneously Awarded Compensation) which the Company is legally entitled to recover from me. In the event of a Restatement, I will take all actions required of me by the Company to enable or facilitate the enforcement of the Recovery Policy including, without limitation, promptly repaying or returning to the Company any Erroneously Awarded Compensation in accordance with the provisions of the Recovery Policy.

I acknowledge and agree that in the event of a Restatement, I am not and will not be entitled to indemnification in connection with any enforcement of the Recovery Policy by the Company and expressly waive all rights to such indemnification, whether under the Company’s organisational documents or otherwise.

To the extent that the enforcement of the Company’s rights under the Recovery Policy conflicts with any other contractual rights that I may have with the Company, I understand and accept that the terms of the Recovery Policy will prevail over any such contractual rights.

Signature	Date

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